Exhibit 10.3
                                                               FEBRUARY 11, 2003


                               FACTORING AGREEMENT
                      GUARANTY/LETTER OF CREDIT SUPPLEMENT

         THIS FACTORING AGREEMENT - GUARANTY/LETTER OF CREDIT SUPPLEMENT (this "Supplement"), made and executed this 25th day of February, 2003, by and between UNZIPPED APPAREL LLC, a Delaware limited liability company (the "Client"); and GE CAPITAL COMMERCIAL SERVICES, INC. (the "Factor").

         1. This is a Supplement to that certain Factoring Agreement, dated as of even date herewith (such Factoring Agreement, as amended, modified, supplemented or restated from time to time, being herein called the "Agreement") between Client and Factor. This Supplement is hereby incorporated into the Agreement and is made a part thereof.

         2. All capitalized terms used in this Supplement without definition shall have the meanings ascribed to such terms in the Agreement. In addition to the terms defined elsewhere in this Supplement or in the Agreement, the following terms shall have the following meanings:

         "Beneficiary" - the Vendor or the Opening Bank that is the beneficiary of a Factor Guaranty.

         "Contract Term" - the period from the date that the Agreement becomes effective until the termination thereof by Client or Factor in accordance with paragraph 18 of the Agreement.

         "Drawing Document" - any document required to be submitted by a Beneficiary for a drawing under a Letter of Credit or Factor Guaranty.

         "Factor Guaranty" - a guaranty issued by Factor at Client's request pursuant to this Supplement, in form and upon terms satisfactory to Factor, in favor of an Opening Bank to guaranty Client's reimbursement obligations to the Opening Bank under a Letter of Credit or in favor of a Vendor to guaranty Client's obligations to pay the purchase price of inventory sold and delivered by such Vendor to Client.

         "Factor Guaranty Obligations" - all outstanding obligations incurred by Factor, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a Factor Guaranty. The amount of such Factor Guaranty Obligations at any time shall equal the maximum amount which may be payable by Factor thereupon or pursuant thereto at such time and shall include all duty, freight, taxes, costs, insurance and any other charges and expenses in connection therewith.

         "Factor Guaranty/Letter of Credit Line Amount" - the lesser of (a) Five Million Dollars ($5,000,000), or (b) the resulting amount of the following:
$25,000,000, less the aggregate principal amount of Inventory Advances then outstanding under the Factoring Agreement - Inventory Supplement between the parties accepted by Factor on even date herewith ("Inventory Supplement"), less the total outstanding advances from Factor under the Agreement.


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         "Letter of Credit" - A letter of credit at any time issued by an
Opening Bank for the account of Client to support Client's obligations for the purchase of inventory.

         "Opening Bank" - First Union or any other bank approved by Factor which opens a Letter of Credit for the account of Client pursuant to this Supplement.

         "Vendor" - a vendor of inventory to Client.

         3. Factor may, in its sole discretion, from time to time during the Contract Term issue Factor Guaranties, as requested by Client, with the aggregate face amount of Factor Guaranties outstanding at any one time not to exceed the Factor Guaranty/Letter of Credit Line Amount. As a condition for the issuance of any Factor Guaranty to an Opening Bank with respect to a Letter of Credit, Client shall enter into an application and agreement with the Opening Bank for such Letter of Credit.

         4. Upon Factor's issuance of a Factor Guaranty, Factor shall establish a reserve against the amount of advances which Client is entitled to have outstanding under the Agreement in an amount equal to one hundred percent (100%) of the face amount of the Factor Guaranty Obligation with respect to such Factor Guaranty.

         5. Any amounts paid by Factor under or with respect to any Factor Guaranty shall be (a) treated for all purposes as an advance to Client under the Agreement, (b) charged to the Reserve Account as of the date paid by Factor, (c) payable upon demand, together with interest thereon at the rate and calculated in the manner as specified in the Agreement, and (d) secured by all of the Collateral granted to Factor under the Agreement and under any supplement thereto or under any other agreement between Factor and Client.

         6. Client agrees to pay Factor the fees set forth in Schedule A attached hereto in the amounts and on the dates set forth therein and authorizes Factor to pay such fees on their respective due dates by charging Client's Reserve Account. In addition, Client shall reimburse Factor for all fees and charges paid by Factor on account of any Factor Guaranty or Factor Guaranty Obligations to an Opening Bank.

         7. All Factor Guaranty Obligations shall be incurred by Factor solely as an accommodation to Client and for Client's account. Client shall unconditionally reimburse Factor for the total amount of all Factor Guaranty Obligations paid by Factor immediately upon the date of payment by Factor (whether with the proceeds of an advance under the Agreement or otherwise). If Client shall fail to reimburse Factor for the total amount of all Factor Guaranty Obligations paid by Factor, in addition to Factor's rights under the Agreement and applicable law, Factor shall be fully subrogated to the rights and remedies of the Beneficiary of such Factor Guaranty with respect to Client's obligations to such Beneficiary which were paid or discharged with the proceeds of the Factor Guaranty, and Factor shall be entitled to exercise all rights and remedies which the Beneficiary had against Client, whether under any application for the issuance of a Letter of Credit, any purchase order with a Vendor, any other agreement between such Beneficiary and Client, or under applicable law, as fully as if Factor were the Beneficiary.

         8. Client's Obligations to Factor with respect to any Factor Guaranty or Factor Guaranty Obligation shall be evidenced by Factor's records and shall be absolute, unconditional and irrevocable and shall not be affected, modified or impaired by: (a) any lack of validity or enforceability of the transactions contemplated by or related to such Factor Guaranty or Factor Guaranty Obligation; (b) any amendment or waiver of or consent to depart from all or any of the terms of the transactions contemplated by or related to such Factor Guaranty or Factor Guaranty Obligation; (c) the existence of any claim, set-off, defense or other right which Client may have against Factor, the Beneficiary or any other person, whether in connection with the Agreement, this Supplement or such Factor Guaranty or the transactions contemplated thereby or any unrelated transactions; or (d) the fact that any draft, affidavit, letter, certificate, invoice, bill of lading or other Drawing Document presented under or delivered in connection with such Factor Guaranty proves to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein proves to have been untrue or incorrect in any respect.

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         9. Client hereby agrees to indemnify Factor from and to hold Factor harmless against any and all claims, liabilities, losses, costs and expenses (including, attorneys' fees and expenses) which Factor may (other than as a result of its own gross negligence or willful misconduct) incur or be subject to as a consequence, directly or indirectly, of: (a) the issuance of or payment of or failure to pay under any Factor Guaranty or Factor Guaranty Obligation or (b) any suit, investigation or proceeding as to which Factor is or may become a party as a consequence, directly or indirectly, of the issuance of any Factor Guaranty, the incurring of any Factor Guaranty Obligation or any payment of or failure to pay under any Factor Guaranty or Factor Guaranty Obligation. The obligations of Client under this paragraph shall survive any termination of the Agreement and the payment in full of the Obligations.

         10. Client hereby assumes all risks of the acts, omissions or misuse of each Factor Guaranty by the Beneficiary thereof and, in connection therewith, Factor shall not be responsible (a) for the validity, sufficiency, genuineness or legal effect of any Drawing Document even if it should in fact prove in any respect to be invalid, insufficient, inaccurate, untrue, fraudulent or forged;
(b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or Factor Guaranty or any rights or benefits thereunder or any proceeds thereof, in whole or in part, even if it should prove to be invalid or ineffective for any reason; (c) for the failure of any Beneficiary of a Factor Guaranty to comply fully with the terms thereof, including the conditions required in order to effect or pay a drawing thereunder; (d) for any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopy, telex or otherwise;
(e) for any loss or delay in the transmission or otherwise of any Drawing Document; or (f) for any consequences arising from causes beyond the direct control of Factor.

         11. In the event that any Factor Guaranty Obligations are outstanding when the Agreement is terminated for any reason, whether on account of an Event of Default or otherwise, Client will either (a) cause each underlying Factor Guaranty to be returned and canceled and each corresponding Factor Obligation to be terminated, or (b) pay to Factor, in immediately available funds, an amount equal to 105% of the maximum amount then available to be drawn under all Factor Guaranties not so returned and canceled to be held by Factor as cash collateral in a cash collateral account to be established by Factor on its books and records and in which Factor shall have a lien and security interest as security for the outstanding Factor Guaranty Obligations. All funds in the cash collateral account shall be held by Factor as a reserve to fund future payments on those Factor Guaranties and Factor Guaranty Obligations still outstanding. At such time as all Factor Guaranties have expired by their stated terms or have been returned and canceled, and all of the Factor Guaranty Obligations have been indefeasibly paid in full, any remaining balance in the cash collateral account shall be returned to Client.

         12. This Supplement, which is subject to modification only in writing, is supplementary to and is to be considered as a part of the Agreement and shall take effect when accepted and signed by Factor. This Supplement shall be interpreted according to the laws of the State of California and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Any notices, demands, consents, or other writings or communications permitted or required by this Agreement shall be given in the manner and to the address as set forth in the Agreement.

         13. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FACTOR AND CLIENT HEREBY WAIVE, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THE AGREEMENT OR THIS SUPPLEMENT OR ANY OF THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY CLAIM, DEFENSE, RIGHT OF SETOFF OR OTHER ACTION PERTAINING HERETO, OR TO ANY OF THE FOREGOING.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Supplement on the day and year first above written.


                                            UNZIPPED APPAREL LLC



                   By: /s/ Hubert Guez
                   Title: CEO


Accepted in by Factor:


GE CAPITAL COMMERCIAL SERVICES, INC.


By:/s/ Michale  Gardner

 Title: Sr. Vice President


Date: February 13, 2003


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                                   SCHEDULE A
                                       TO
                               FACTORING AGREEMENT
                      GUARANTY/LETTER OF CREDIT SUPPLEMENT

                                Schedule of Fees


         1. An issuance fee for each Factor Guaranty issued from time to time by Factor under this Supplement equal to one-eighth percent (1/8%) of the undrawn face amount of such Factor Guaranty, (but in no event less than $100.00). The issuance fee for each Factor Guaranty shall be fully earned and payable upon issuance of such Factor Guaranty and shall not be subject to rebate or proration upon the termination of the Agreement for any reason.

         2. A negotiation fee for each drawing made under a Factor Guaranty by the Beneficiary thereof equal to one-eighth percent (1/8%) (but in no event less than $100.00) of the amount of such drawing. The negotiation fee for each drawing shall be payable upon such drawing and shall not be subject to rebate or proration upon the termination of the Agreement for any reason.

         3. An amendment fee of $100.00 for any changes requested by the Client to the existing facility; provided, however, if the amendment serves to increase the face amount of the Letter of Credit, then in such event, the amendment fee shall be the greater of $100.00 or one-eighth percent (1/8%) of the amount of any such increase.

         4. A cancellation fee of $50.00 per cancellation of a letter of credit.

         5. A telex fee of $15.00 per telex.

         6. A courier fee of $15.00 per item couriered.

         7. A fee of $75.00 per Air Release issued.

Once paid, all such fee shall be non-refundable